Exhibit 99.1

MAP Pharmaceuticals Reports First Quarter of 2009 Financial Results

MOUNTAIN VIEW, Calif., May 7, 2009 /PRNewswire-FirstCall/ —MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the first quarter ended March 31, 2009.

The net loss for the first quarter ended March 31, 2009 was $9.9 million compared to $14.3 million during the same period in 2008.

Revenue for the first quarter ended March 31, 2009 was $7.5 million compared to $0 for the same period in 2008. The increase in revenue for the first quarter of 2009 was due to amortization of a $40.0 million upfront payment received in February 2009 and reimbursements for Unit Dose Budesonide (UDB) related development expenses, pursuant to MAP Pharmaceuticals’ license agreement with AstraZeneca.

Research and development expenses for the first quarter ended March 31, 2009 were $14.1 million compared to $11.8 million for the same period in 2008. The increase in research and development expenses for the first quarter of 2009 was driven primarily by an increase in clinical and personnel related expenses to support Phase 3 clinical programs for MAP Pharmaceuticals’ two lead product candidates, UDB and MAP0004, for the potential treatment of pediatric asthma and migraine, respectively.

Sales, general and administrative expenses for the first quarter ended March 31, 2009 were $2.8 million compared to $3.1 million for the same period in 2008. The decrease in sales, general and administrative expenses for the first quarter of 2009 was related primarily to decreases in professional fees and other miscellaneous fees, partially offset by an increase in stock-based compensation.

MAP Pharmaceuticals had cash, cash equivalents and short-term investments as of March 31, 2009 of $67.7 million, compared to $44.7 million as of December 31, 2008. In addition, accounts receivables were $4.7 million at March 31, 2009, compared to $0 at December 31, 2008, due to the collaboration with AstraZeneca.

For the first quarter ended March 31, 2009, non-cash share-based compensation and depreciation were approximately $1.6 million.

“We continue to work diligently to report the results of the efficacy portion of our first Phase 3 clinical trial evaluating MAP0004 during the first half of 2009, while also carefully managing our financial resources,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “With our partner AstraZeneca, we continue to evaluate next steps for UDB clinical development.”

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for children and adults suffering from chronic conditions that are not adequately treated by currently available medicines. The company has two product candidates in Phase 3 clinical development. Unit Dose Budesonide is being developed in collaboration with AstraZeneca for the potential treatment of asthma in children, and MAP0004 is being developed for the potential treatment of migraine. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk, by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ late stage clinical programs. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the following: the enrollment, conduct, completion and reporting of clinical trials as well as risks related to the failure to achieve favorable clinical outcomes and the risk that AstraZeneca may not continue its collaboration with MAP Pharmaceuticals. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2008, as amended and available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer of MAP Pharmaceuticals, Inc., +1-650-386-3107; or media, Gregory Gin of Invigorate Communications, +1-908-376-7737, ggin@invigoratepr.com.

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$67,705	$44,710
Account receivable	4,725	—
Other current assets	576	805

Total current assets	73,006	45,515
Property and equipment, net	4,718	5,007
Other assets	28	28
Restricted cash	310	310

Total assets	$78,062	$50,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,719	$17,076
Current portion of debt	6,948	6,348
Current portion of deferred revenue	16,552	—

Total current liabilities	40,219	23,424
Debt, less current portion	12,585	14,229
Deferred revenue, less current portion	20,690	—
Other liabilities	67	60

Total liabilities	73,561	37,713
Total stockholders’ equity	4,501	13,147

Total liabilities and stockholders’ equity	$78,062	$50,860

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Collaboration revenue	$7,484	$—
Operating expenses:
Research and development	14,075	11,815
Sales, general and administrative	2,808	3,140

Total operating expenses	16,883	14,955

Loss from operations	(9,399)	(14,955)
Other income (expense), net	(521)	655

Net loss	$(9,920)	$(14,300)

Net loss per share, basic and diluted	$(0.48)	$(0.71)

Weighted average common shares used in computing net loss per share, basic and diluted	20,583,774	20,209,739